                                                  ------------------------------
                                                            OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number:          3235-0145
                                                  Expires:       October 31,2002
                        UNITED STATES             Estimated average burden
              SECURITIES AND EXCHANGE COMMISSION  hours per response.......14.90
                    Washington, D.C. 20549        ------------------------------


                        SCHEDULE 13G


         UNDER THE SECURITIES EXCHANGE ACT OF 1934

                    (AMENDMENT NO. 1)*


                  Inet Technologies, Inc.
-----------------------------------------------------------
                    (Name of Issuer)


                     Common Stock
-----------------------------------------------------------
            (Title of Class of Securities)


                      45662V-105
            ------------------------------
                    (CUSIP Number)


              Year Ended December 31, 2000
-----------------------------------------------------------
  (Date of Event Which Requires Filing of this Statement)


Check the following box to designate the rule pursuant to which the Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






                               Page 1 of 3 pages

CUSIP NO. 45662V-105

--------------------------------------------------------------------------------------------------------
1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Samuel S. Simonian
     ---------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)   / /
           ---------------------------------------------------------------------------------------------
     (b)   / /
           ---------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
3.   SEC Use only
                   -------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
4.   Citizenship or Place of Organization   United States
                                            ------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
Number of      5.     Sole Voting Power     12,256,483
Shares         -----------------------------------------------------------------------------------------
Beneficially   6.     Shared Voting Power     -0-
Owned by       -----------------------------------------------------------------------------------------
Each           7.     Sole Dispositive Power     12,256,483
Reporting      -----------------------------------------------------------------------------------------
Person With:   8.     Shared Dispositive Power     -0-
--------------------------------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person   12,256,483
                                                                    ------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                                          --------------
11.  Percent of Class Represented by Amount in Row (9)   26.5%
                                                         -----------------------------------------------
--------------------------------------------------------------------------------------------------------
12.     Type of Reporting Person (See Instructions) IN


ITEM 1.

     (a)   Name of Issuer

           Inet Technologies, Inc.

     (b)   Address of Issuer's Principal Executive Offices

           1500 North Greenville, Richardson, Texas 75081

ITEM 2.

     (a)   Name of Person Filing

           Samuel S. Simonian

     (b)   Address of Principal Business Offices or, if none, Residence

           1500 North Greenville, Richardson, Texas 75081

     (c)   Citizenship

           United States

     (d)   Title of Class of Securities

           Common Stock

     (e)   CUSIP Number

           45662V-105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

           Not Applicable.


                               Page 2 of 3 pages

ITEM 4.    OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


     (a)   Amount Beneficially Owned:     12,256,483     .
                                          ---------------
     (b)   Percent of Class:     26.5%     .
                                 ----------
     (c)   Number of shares as to which such person has:

           (i)   Sole power to vote or to direct the vote:     12,256,483     .
                                                               ---------------
           (ii)  Shared power to vote or to direct the vote:     -0-     .
                                                                 --------
           (iii) Sole power to dispose or to direct the disposition of:     12,256,483     .
                                                                            ---------------
           (iv)  Shared power to dispose or to direct the disposition of:     -0-     .
                                                                              --------


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           Not Applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not Applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           Not Applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

           Not Applicable.

ITEM 10.  CERTIFICATION


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

                                                  February 12, 2001
                                       -----------------------------------------
                                                        Date

                                               /s/ Samuel S. Simonian
                                       -----------------------------------------
                                                     Signature

                                                Samuel S. Simonian
                                       -----------------------------------------
                                                    Name/Title


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)


                               Page 3 of 3 pages